UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GALAXY ENERGY CORPORATION
(Name of Registrant As Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GALAXY ENERGY CORPORATION
1331 – 17th Street, Suite 1050
Denver, Colorado 80202

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 14, 2007

To the Shareholders of Galaxy Energy Corporation:

A special meeting of shareholders of Galaxy Energy Corporation, a Colorado corporation (the “Company”), will be held on Friday, December 14, 2007, at 10:00 a.m., local time, at 1331 – 17th Street, Suite 1050, Denver, Colorado, for the following purposes:

1.  To consider and vote upon a proposal to approve a reverse split of the Company’s issued and outstanding common stock, par value $0.001 per share (the “Common Stock”), at a ratio of 20-to-1 (the “Reverse Stock Split”) whereby any block of 20 shares of Common Stock held by a shareholder will be converted into one share of Common Stock and fractional shares will be rounded up to the nearest whole share in lieu of issuing fractional shares created by the Reverse Stock Split;

2.  To consider and vote upon a proposal to approve the issuance of shares of Common Stock upon conversion of the Company’s subordinated notes payable (the “Subordinated Debts”), in lieu of cash payments of the principal and interest on such Subordinated Debts, to the extent that such issuance requires shareholder approval under the rules of the American Stock Exchange; and

3.  To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed November 1, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.  Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting.  A complete list of such shareholders will be available for examination at the offices of the Company in Denver, Colorado, during ordinary business hours for a period beginning November 2, 2007 and continuing through the meeting.

All shareholders are cordially invited to attend the meeting.  SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED.  If a shareholder who has returned a proxy attends the meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By order of the Board of Directors,

Denver, Colorado	Marc E. Bruner
___________, 2007	President and Chief Executive Officer

GALAXY ENERGY CORPORATION
1331 – 17th Street, Suite 1050
Denver, Colorado 80202

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 14, 2007

INTRODUCTION

The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company for use at a special meeting of shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice.  The approximate date on which this proxy statement and the accompanying proxy were first sent to shareholders of the Company is [MAILING DATE].

Shares represented by valid proxies will be voted at the meeting in accordance with the directions given.  If no direction is indicated, the shares will be voted for the proposals described in the foregoing notice.

The Board of Directors is not aware of any other matter to be presented for consideration at the meeting.  If any other matter is properly presented for action at the meeting, the proxy holders will vote the proxies in accordance with their best judgment in such matters.  The proxy holders may also, if it is deemed to be advisable, vote such proxies to adjourn the meeting or to recess the meeting from time to time.  The persons named as proxies will have discretionary authority to vote all shares for which they serve as proxies, including abstentions and broker non-votes, on the adjournment of the meeting, whether or not a quorum is present, to a date not more than 120 days after the original record date to permit further solicitation of proxies.

Any shareholder of the Company returning a proxy has the right to revoke the proxy at any time before it is exercised by giving written notice of such revocation to the Company addressed to Christopher S. Hardesty, Chief Financial Officer, Galaxy Energy Corporation, 1331 – 17th Street, Suite 1050, Denver, Colorado 80202; however, no such revocation shall be effective until such notice of revocation has been received by the Company at or prior to the meeting.

VOTING PROCEDURES AND TABULATION

The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof.  Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities.  The inspectors will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.  The inspectors will tabulate the number of votes cast for, against or abstained from the proposal described in the foregoing notice.

The proposal to reverse split the issued and outstanding Common Stock at a ratio of 20-to-1 and issue whole shares in lieu of issuing fractional shares created by the Reverse Stock Split must be approved by a majority of the shares of Common Stock present or represented at the meeting.

The proposal to issue shares of Common Stock upon the conversion of the Subordinated Debts, in lieu of cash payments of the principal and interest on the Subordinated Debts, to the extent that such issuance requires shareholder approval under the rules of the American Stock Exchange must be approved by a majority of the shares of Common Stock present or represented at the meeting.

If a shareholder abstains from voting on either of the proposals presented at the meeting, it will have the same effect as a vote cast “AGAINST” such proposal.

Galaxy Energy Corporation Proxy Statement

If the Company receives a signed proxy card with no indication of the manner in which shares are to be voted on the proposal, such shares will be voted in accordance with the recommendation of the Board of Directors for such proposal.

Brokers who hold shares in street name only have the authority to vote on certain items when they have not received instructions from beneficial owners.  Any “broker non-votes” will be counted for the purposes of determining whether a quorum is present for the meeting, but will not be counted as votes cast regarding the proposal.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	What proposal are shareholders being asked to consider at the upcoming special meeting?

A.
The Company is seeking approval of the Reverse Stock Split whereby any block of 20 shares of Common Stock held by a shareholder will be converted into one share of Common Stock and fractional shares will be rounded up to the nearest whole share.  The Company is also seeking approval to issue Common Stock upon the conversion of or in lieu of cash payments on the principal and interest of the Subordinated Debts to the extent such issuance equals or exceeds 20% of the Company’s outstanding Common Stock.

Q.	Are the two proposals related?

A.
Yes.  The two proposals are part of management’s plan to restructure the Company.  The Company is proposing these actions to eliminate its Subordinated Debts by converting them into equity.  Management considers the elimination of the Company’s debts to be an indispensable step toward allowing the Company to refocus its efforts upon profitable development of its properties.  If the Company does not eliminate its debts, it will need to obtain cash to service those debts, instead of obtaining cash to develop its properties.  If the Company cannot obtain the necessary cash, it may default upon its obligations as they become due and may not be able to continue operations of its properties.

The Reverse Stock Split is an integral part of management’s plans to eliminate debt and maintain the listing of its Common Stock on the American Stock Exchange (“AMEX”).  The Company’s stock price has declined to a level where AMEX is concerned that the Company’s Common Stock may not be suitable for auction market trading.  Also, at current market prices, conversion of the Subordinated Debts may not be possible because the Company may not have enough authorized shares of Common Stock to convert all of the outstanding Subordinated Debts to equity.  By undertaking the Reverse Stock Split, the Company can increase its market price for the Common Stock and, therefore, enable conversion of the Subordinated Debts at a higher conversion price.  A higher conversion price will result in fewer shares of Common Stock needed for issuance in order to satisfy the Subordinated Debts.

Q.	Why is the Company seeking shareholder approval to implement the Reverse Stock Split of the Company’s outstanding Common Stock?

A.
Colorado Revised Statutes require a vote of shareholders to implement the Reverse Stock Split.  Also, the Company is proposing the Reverse Stock Split as a strategy to increase the trading price of the Company’s Common Stock in an effort to maintain its listing on AMEX.

Q:	What do I do with my stock certificates after the Reverse Stock Split?

A:
It will not be necessary for shareholders to exchange their existing stock certificates for post-Reverse Stock Split certificates.  Outstanding stock certificates should not be destroyed or sent to the Company.  Delivery of your certificates issued prior to the effective date of the Reverse Stock Split will constitute “good delivery” of shares in transactions subsequent to the Reverse Stock Split.  Certificates representing post-Reverse Stock Split shares will be issued with respect to transfers completed after the Reverse Stock Split.  New certificates will also be issued upon the request of any shareholder, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

Galaxy Energy Corporation Proxy Statement

Q:	What if I have lost my certificate?

A:
If you have lost your certificate, you can contact the Company’s transfer agent to have a new certificate issued.  You may be required to post a bond or other security to reimburse the Company for any damages or costs if the certificate is later delivered for sale of transfer.  Our transfer agent may be reached at:

Computershare
350 Indiana St., Suite 800
Golden, Colorado  80401
Phone: (303) 262-0889
Fax: (303) 262-0632

Q.
Why is the Company seeking shareholder approval to issue Common Stock upon the conversion of or in lieu of cash payments on the Subordinated Debts to the extent such issuance equals or exceeds 20% of the Company’s outstanding Common Stock?

A.
The AMEX rules require shareholder approval for any sale, issuance, or potential issuance of stock at a price below the greater of the book or market value, where the amount of stock being issued or potentially issuable is equal to or in excess of 20% of the common stock outstanding.  Because of this rule, the Company is seeking approval to issue Common Stock upon the conversion of or in lieu of cash payments on the Subordinated Debts to the extent such issuance would equal or exceed 20% of the Company’s outstanding Common Stock.

Q.	Why does the Company want to convert the Subordinated Debts into Common Stock?

A.
The Company is seeking to restructure its Subordinated Debts so that the Company has the financial strength to continue to operate and make the necessary capital investments in its properties.  In addition, such conversion will bring the Company into compliance with one of the AMEX listing requirements that the Company is currently out of compliance with.  AMEX has rules that require listed companies to maintain the balance of shareholders’ equity at or above $2,000,000, $4,000,000, and $6,000,000 if such companies have sustained losses from continuing operations and/or net losses in two out of three, in three out of four, and in the preceding five most recent fiscal years, respectively.  The Company’s current shareholders’ equity balance does not satisfy these minimum requirements.  Therefore, the Company is seeking to convert its Subordinated Debt into equity to increase shareholders’ equity on its balance sheet and maintain its listing of Common Stock on AMEX.

Q.           Why were the Subordinated Debts issued?

A.
On March 1, 2005, the Company completed a private placement of $7,695,000 in subordinated convertible notes to fund the Company’s entry into the Piceance Basin project.  On April 25, 2006 and June 20, 2006, the Company issued $7,000,000 of subordinated convertible debentures to cover general working capital needs and development costs for the Company’s existing properties.  On August 31, 2007, the Company issued an unsecured subordinated promissory note to PetroHunter Energy Corporation (“PetroHunter”) in the amount of $2,493,778 for earnest money and operating costs paid by PetroHunter.  From September 2006 to October 15, 2007, the Company has issued a series of promissory notes to the Bruner Family Trust UTD March 28, 2005 (the “Bruner Trust”) totaling $12,600,000 in order to service the Company’s other outstanding debts and to cover general working capital needs.  In addition, the Bruner Trust purchased a note in the principal amount of $2,049,728 from one of the Company’s creditors.

Q.           What happens if the proposals are approved?

A.
If the proposals are approved, then (1) the Company will reverse split the Common Stock on a 20-to-1 basis and issue one whole share in lieu of issuing any fractional shares and (2) the holders of the Subordinated Debts may, at their option, convert their Subordinated Debts into Common Stock even if the number of shares issued equals or exceeds 20% of the Company’s outstanding Common Stock.

Galaxy Energy Corporation Proxy Statement

Q.           What if the proposals are not approved?

A.
If the Reverse Stock Split does not receive shareholder approval, the Company may not be able to maintain its listing of the Common Stock on AMEX and it may not have enough authorized Common Stock to convert the Subordinated Debts to Common Stock.  If the proposal to issue Common Stock in lieu of cash payments on the Subordinated Debts does not receive shareholder approval, and if the issuance equals or exceeds 20% of the Company’s outstanding Common Stock, then the Company may be required to redeem for cash the portion of the Subordinated Debts that is not convertible due to such 20% limitation.  Since the Company has not been generating sufficient revenue to support its operations and does not have sufficient cash to make such a redemption, the Company is likely to default on its obligations under the Subordinated Debts.

Q.           What if Proposal 2 is approved and Proposal 1 is not approved?

A.
If the Reverse Stock Split does not receive shareholder approval, the Company will not undertake the conversion of the Subordinated Debts into Common Stock, even if the conversion of the Subordinated Debts is approved.  Both Proposal 1 and Proposal 2 are integral parts of management’s plan to restructure and refocus the Company.  The Company seeks approval of both proposals in order to maintain its listing of Common Stock on AMEX.

Q.	Can the conversion of the Subordinated Debts allow the holders of the debt instruments to obtain control of the Company?

A.
The issuance of Common Stock to convert the Subordinated Debts will concentrate control of the Company in the Bruner Trust.  Marc E. Bruner is one of the trustees of the Bruner Trust and is the president and a director of the Company.  Assuming conversion of all the Subordinated Debts, Marc E. Bruner could beneficially own and control 37% of the issued and outstanding post-Reverse Stock Split shares of Common Stock.  Marc E. Bruner’s beneficial ownership position upon conversion of the Subordinated Debts, together with his position as president and a director of the Company, will give him significant influence over the Company after conversion of the Subordinated Debts.

Q:	Can I require the Company to purchase my stock?

A:
No, the transactions contemplated by the proposals do not give rise to dissenters’ rights.  Pursuant to the Colorado Revised Statutes Section 7-113-102, you are not entitled to an appraisal and purchase of your Common Stock as a result of the Reverse Stock Split or the issuance of Common Stock upon the conversion of the Subordinated Debts into Common Stock.

Galaxy Energy Corporation Proxy Statement

PROPOSAL 1 – TO APPROVE A REVERSE SPLIT OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK AT A RATIO OF
20-TO-1 AND THE ISSUANCE OF WHOLE SHARES IN LIEU OF FRACTIONAL SHARES CREATED BY THE REVERSE STOCK SPLIT

The Company currently has 400,000,000 shares of Common Stock authorized, and 83,661,968 shares of Common Stock are outstanding as of the November 1, 2007.  By implementing a reverse split of the issued and outstanding shares of Common Stock, more shares will then be available for issuance in the future.  In particular, more shares will be available for issuance to the Subordinated Debt holders.

The Board of Directors is not implementing the Reverse Stock Split in anticipation of any “going private” transaction.  On the contrary, the Reverse Stock split is being proposed in an effort to maintain the Company’s listing of the Common Stock on AMEX.  The Company has received notice from AMEX that the Company is not in compliance with Section 1003(f)(v) of the AMEX Company Guide.  Section 1003(f)(v) requires that the Common Stock’s selling price does not become a “low selling price for a substantial period of time.”  The trading price of the Company’s Common Stock has not exceeded $0.30 per share for the past year.  Other sections of the AMEX Company Guide, Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii), require the Company to maintain a shareholders’ equity balance in excess of $2,000,000, $4,000,000, and $6,000,000 since the Company has sustained losses from continuing operations and/or net losses in two out of three, in three out of four, and in the preceding five most recent fiscal years, respectively.  The price of the Common Stock has become a “low selling price” pursuant to AMEX’s standards and the Company’s shareholders’ equity balance has fallen below the minimum requirements.

The board of directors recommends a vote “FOR” approval of the Reverse Stock Split at a ratio of 20-to-1 and the issuance of whole shares in lieu of any fractional shares created by the Reverse Stock Split.

The Reverse Stock Split is part of the Company’s plan to remedy the non-compliance with Sections 1003(a)(i), 1003(a)(ii), 1003(a)(iii) and 1003(f)(v).  By implementing a 20-to-1 reverse split of the Common Stock, the Company will be able to raise the trading price of the Common Stock on AMEX.  With the per share price Common Stock increased, the Company will be in a better position to convert the outstanding Subordinated Debts into Common Stock, thereby increasing the balance of shareholders’ equity above $2,000,000, $4,000,000, and $6,000,000 minimum thresholds.  Furthermore, if the Company does not first implement the Reverse Stock Split, the Company may not have a sufficient number of authorized and unissued Common Stock to convert the outstanding Subordinated Debts into Common Stock.  See Proposal 2 beginning on page 9 of this proxy statement and the related discussion for further information.

Material Effects of the Reverse Stock Split

The Reverse Stock Split will be implemented simultaneously for all of the Common Stock, and the ratio will be the same for all of the Common Stock.  Any block of 20 shares of Common Stock held by a shareholder will be converted into one share of Common Stock without the need for any action on the part of the shareholder.  Fractional shares created by the Reverse Stock Split will be rounded up to the nearest whole share.

The Reverse Stock Split will affect all of the Company’s shareholders uniformly and will not materially affect any shareholder’s percentage ownership interests in the Company.  Percentage ownership for some shareholders may change immaterially due to the effect of issuing one whole share in lieu of any fractional shares created by the Reverse Stock Split.

The principal effect of the Reverse Stock Split will be to reduce the number of shares of the Common Stock issued and outstanding from 83,661,968 shares as of November 1, 2007, to approximately 4,183,099 shares.  In addition, the Reverse Stock Split will increase the number of shareholders who own odd lots (less than 100 shares).  Shareholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Galaxy Energy Corporation Proxy Statement

The Reverse Stock Split will affect all issued and outstanding shares of the Common Stock and outstanding rights to acquire the Common Stock.  All of the Company’s stock options, stock warrants, convertible instruments and other instruments indexed to the Common Stock contain adjustment provisions requiring the prices and quantities of Common Stock referenced in such instruments to be adjusted upon the implementation of the Reverse Stock Split.

After the Reverse Stock Split approximately 395,816,901 shares of Common Stock will be available for issuance.  The Company plans to utilize some of the available Common Stock to convert the Subordinated Debts into Common Stock.  See Proposal 2 beginning on page 9 of this proxy statement and the related discussion for further information.  If the shareholders approve Proposal 2 or the Company issues additional shares of Common Stock for any other purpose after the Reverse Stock Split, the ownership interest of existing shareholders will be diluted.

The following table sets forth information regarding the Company’s current and anticipated number of authorized shares and issued and outstanding shares of the Common Stock following implementation of the Reverse Stock Split and the reduction in authorized shares.

	Shares of Common Stock Authorized	Shares of Common Stock Issued and Outstanding	Shares of Common Stock Available for Issuance
As of November 1, 2007	400,000,000	83,661,968	316,338,032
After 20-to-1 Reverse Stock Split	400,000,000	4,183,099 (1)	395,816,901 (1)
___________
(1)           These numbers are approximate.

Effect on Fractional Shares

Shareholders will not receive fractional shares in connection with the Reverse Stock Split.  Instead, affected shareholders will receive one whole share in lieu of any fractional shares they may have received.  The Company currently has approximately 105 record holders of the Common Stock.  The Reverse Stock Split will not change the number of shareholders that own the Company’s Common Stock.

Effect on Registered and Beneficial Shareholders

The Company intends to treat shareholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered shareholders whose shares are registered in their names.  Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding the Common Stock in “street name.”  However, such banks, brokers or other nominees may have different procedures than registered shareholders for processing the Reverse Stock Split.  Shareholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Effect on Certificated Shares

It will not be necessary for shareholders to exchange their existing stock certificates for post-Reverse Stock Split certificates.  Outstanding stock certificates representing the Company’s Common Stock should NOT be destroyed or sent to the Company.  The Common Stock will continue to be traded on AMEX.  The Company will treat the pre-Reverse Stock Split certificates as constituting “good delivery” in transactions involving the Common Stock subsequent to the Reverse Stock Split.  However, shareholders may exchange their existing stock certificates for post-Reverse Stock Split certificates if shareholders choose to do so.

Galaxy Energy Corporation Proxy Statement

Certain Risk Factors Associated with the Reverse Stock Split

Implementation of the Reverse Stock Split entails various risks and uncertainties, including but not limited to the following:

•
There can be no assurance that the market price per share of the Common Stock after the Reverse Stock Split will remain unchanged or increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the Reverse Stock Split.  Accordingly, the total market capitalization of the Company after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

•	After the Reverse Stock Split, if the market price of the Common Stock declines, the percentage decline may be greater than would occur in the absence of a Reverse Stock Split.

•	There can be no assurance that the market price of the Common Stock will not decline below the AMEX minimum listing requirements after the Reverse Stock Split.

•	The reduced number of shares that would be outstanding after the Reverse Stock Split could adversely affect the liquidity of the Common Stock.

Accounting Matters

The Reverse Stock Split will not affect the par value of the Common Stock.  As a result, as of the effective time of the Reverse Stock Split, the stated capital attributable to the Common Stock on the Company’s balance sheet will be reduced proportionately based on the Reverse Stock Split ratio of 20-to-1, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.  The per share net income or loss and net book value of the Common Stock will be restated because there will be fewer shares of the Common Stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the Reverse Stock Split proposal is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of the Company.  Other than the Reverse Stock Split, the Board of Directors does not currently contemplate the adoption of any action that could be construed to affect the ability of third parties to take over or change the control of the Company.

Release No. 34-15230 of the staff of the Securities and Exchange Commission requires disclosure and discussion of the effects of any shareholder proposal that may be used as an anti-takeover device.  However, the purpose of the Reverse Stock Split is to raise the per share price of the Common Stock in order to maintain the listing on AMEX, and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company.  While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent shareholders, the Company has no intent or plan to employ the additional unissued authorized shares as an anti-takeover device.

Dissenters’ Appraisal Rights

Pursuant to the Colorado Revised Statutes Section 7-113-102, shareholders are not entitled to an appraisal and purchase of their Common Stock as a result of the Reverse Stock Split.

Galaxy Energy Corporation Proxy Statement

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material federal income tax consequences of the proposed Reverse Stock Split.  This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect).  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their Common Stock as compensation).  In addition, this summary is limited to shareholders that hold their Common Stock as capital assets.  This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH SHAREHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE REVERSE STOCK SPLIT.

Shareholders should not recognize a gain or loss as a result of the Reverse Stock Split.  A shareholder’s aggregate tax basis of the post-Reverse Stock Split shares will be the same as the shareholder’s aggregate tax basis in the pre-Reverse Stock Split shares.  The holding period for the post-Reverse Stock Split shares will include the period during which a shareholder held the pre-Reverse Stock Split shares.

The tax treatment of each shareholder may vary depending upon the particular facts and circumstances of such shareholder.  Each shareholder is urged to consult with such shareholder’s own tax advisor with respect to the tax consequences of the Reverse Stock Split.  Each shareholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Stock Split.

Galaxy Energy Corporation Proxy Statement

PROPOSAL 2 - TO APPROVE THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE SUBORINATED DEBTS, IN LIEU OF
CASH PAYMENTS ON THE PRINCIPAL AND INTEREST OF THE SUBORDINATED DEBTS, TO THE EXTENT SUCH ISSUANCE WOULD
REQUIRE SHAREHOLDER APPROVAL UNDER THE AMEX RULES

The report of the Company’s independent auditor on the financial statements for the year ended November 30, 2006, includes an explanatory paragraph indicating that there is substantial doubt as to the Company’s ability to continue as a going concern.  From inception to May 31, 2007, the Company has incurred a cumulative net loss of $72,467,216.  As a result, the Company requires significant additional funding to sustain its operations and satisfy its contractual obligations for its planned oil and gas exploration and development operations.

To provide some of the required funding, the Company entered into an agreement in December 2006 to sell a portion of its assets in an effort to redeem its senior secured debt as the first step in the financial restructuring of the Company.  The agreed upon sale of assets could not be completed and the Company is currently searching for other buyers and suitable terms for a sale of some of its assets.  If the Company can sell some of its assets on suitable terms, the Company plans to substantially reduce the balance of its senior secured debt or repay it in full.

Even if the Company is able to repay all of its senior secured debt, the Company will still owe approximately $39.5 million to the Subordinated Debt holders.  The Company does not have the funds to pay off the Subordinated Debts as they become due.  Additionally, in order to realize the potential of the Company’s remaining assets, the Company will need to return to the financial markets to secure additional debt financing.  Even if the Company is able to repay all of its senior debt with the proceeds of an asset sale, the large outstanding balance and short-term nature of the Subordinated Debts coupled with the low trading price of the Company’s Common Stock severely limits the opportunity for and the availability of the financing needed to profitably develop the Company’s remaining assets.  Converting the Subordinated Debts into shares of Common Stock will relieve the Company from having to satisfy those ongoing debt obligations and will increase the Company’s options in identifying and obtaining the additional financing needed to establish the Company as a going concern, fund the Company’s planned operations and ultimately, to achieve profitable operations.

Management considers both the Reverse Stock Split and the conversion of the Subordinated Debts into Common Stock to be necessary steps to allow the company to continue in business and to develop its properties.  Without first implementing the Reverse Stock Split, the Company may not have sufficient authorized and unissued shares of Common Stock or a high enough trading price to effect the conversion of the Subordinated Debts into Common Stock.  Without converting the Subordinated Debt, the Company will not be in compliance with the AMEX rules regarding the balance of shareholders’ equity.

The AMEX rules require shareholder approval for any sale, issuance, or potential issuance of stock at a price that is below the greater of the book or market value, where the amount of stock being issued equals or exceeds 20% of the outstanding common stock.  Because the conversion of the Subordinated Debts could result in the issuance of Common Stock below the book value or market price and because of this rule, the Company is seeking shareholder approval to issue Common Stock upon the conversion of or in lieu of cash payments on the Subordinated Debts to the extent such issuance equals or exceeds 20% of the Company’s outstanding Common Stock.

The Company has received notice from AMEX that the Company is not in compliance with several Sections of the AMEX Company Guide.  The Company’s stock price has declined to a level where AMEX is concerned that the Company’s Common Stock may not be suitable for auction market trading.  The trading price of the Company’s Common Stock has not exceeded $0.30 per share for the past year.  Also, Sections 1003(a)(i), 1003(a)(ii), and 1003(a)(iii) require the Company to maintain a shareholders’ equity balance in excess of $2,000,000, $4,000,000, and $6,000,000 since the Company has sustained losses from continuing operations and/or net losses in two out of three, in three out of four, and in five of its most recent fiscal years, respectively.  As of the November 1, 2007, the Company’s shareholders’ equity balance has fallen below these minimum standards.

Galaxy Energy Corporation Proxy Statement

The Company submitted its plan to regain compliance with the continued listing standards to AMEX on August 30, 2007.  The plan includes the sale of enough assets to pay off senior indebtedness, the Reverse Stock Split, and the conversion of the Subordinated Debts to restructure and refocus the Company’s efforts on successful exploration and development of oil and gas properties.  On October 15, 2007, AMEX notified the Company that it has accepted the plan to regain compliance with the continued listing standards.  AMEX has continued the Company’s exchange listing until December 31, 2007, pursuant to an extension, by which time the Company must regain compliance with the continued listing standards.  The Company will be subject to periodic review by AMEX during the extension period.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from AMEX.

The board of directors recommends a vote “FOR” approval of the issuance of shares of Common Stock upon conversion of the Company’s Subordinated Debts, in lieu of cash payments on the principal and interest on the Subordinated Debts, to the extent such issuance requires shareholder approval under the AMEX rules.

The Subordinated Debts, Principal Terms, and Reasons for Issuance

March 2005 Subordinated Debt.  On March 1, 2005, the Company sold $7,695,000 of senior subordinated convertible notes and three-year warrants to purchase 1,637,235 shares of common stock at $1.88 per share to several accredited investors to fund the Company’s entry into the Piceance Basin project.  The notes were originally convertible into Common Stock at a price of $1.88 per share.  The notes pay interest at the prime rate plus 6.75% per annum, mature October 31, 2007, are subordinated to the Company’s secured debt and existing senior debt, and were convertible into 4,093,085 shares of Common Stock based on a conversion price of $1.88 per share beginning September 1, 2005.  The exercise price of the warrants and conversion price of the notes were subsequently lowered to $1.25 per share.  Principal and interest on the notes are payable upon maturity.  Payment of the note may be accelerated upon the Company’s failure to comply with provisions of the notes, default in the payment of at least $100,000 that gives rise to acceleration under another instrument, bankruptcy or insolvency, the Company’s failure to file its reports with the Securities and Exchange Commission on a timely basis, or entry of one or more judgments of $100,000 or more that remain unsatisfied for 30 days.  The Company is seeking an extension of the maturity date of these notes to February 29, 2008.

The terms of the convertible notes and the warrants prohibit the conversion of any principal under the convertible notes or the exercise of any warrants which, after giving effect to such conversion or exercise, would cause a note or warrant holder and its affiliates to beneficially own at any time more than 4.99% of the outstanding Common Stock of the Company.

In connection with convertible notes and the warrants, the Company registered the resale of the shares of Common Stock issuable upon exercise of the warrants and conversion of the notes.

April and June 2006 Subordinated Debt.  On April 25 and June 20, 2006, the Company issued a total of $7,000,000 of subordinated convertible debentures in order to cover general working capital needs and development costs for the Company’s existing properties.  In addition, the debenture holders also received three-year warrants that allow the holders to purchase 865,383 shares of common stock at $1.60 per share.  The debentures (i) pay interest at 15% per annum, payable at maturity; (ii) have a term of 30 months, which will extend automatically until all of the Company’s senior debt has been retired; (iii) if the debentures are retired at maturity, the holders are entitled to an additional payment equal to the sum of 25% plus 0.75% for each month (or part thereof) in excess of 30 months that the debentures have remained outstanding; (iv) are subordinated to all of the Company’s senior indebtedness; and (v) are Convertible at any time by the holders into shares of Common Stock at a price equal to $1.56.

The terms of the convertible debentures and the warrants prohibit the conversion of any principal under the convertible debentures or the exercise of any warrants which, after giving effect to such conversion or exercise, would cause a debenture or warrant holder and its affiliates to beneficially own at any time more than 4.99% of the outstanding Common Stock of the Company.

Galaxy Energy Corporation Proxy Statement

In connection with convertible debentures and the warrants, the Company registered the resale of the shares of Common Stock issuable upon conversion of the convertible debentures and exercise of the warrants.

PetroHunter Subordinated Debt.  On December 29, 2006, the Company entered into a Purchase and Sale Agreement (the “PSA”) with PetroHunter, a related party, whereby the Company agreed to sell all of its oil and gas interests in the Powder River Basin of Wyoming and Montana (the “Powder River Basin Assets”).  Pursuant to the terms of the PSA, PetroHunter made an earnest money deposit of $2,000,000.  PetroHunter became the contract operator of the Powder River Basin Assets beginning January 1, 2007.  The sale of the Powder River Basin Assets did not occur according to the terms of the PSA and thus, the earnest money and operating expenses paid by PetroHunter were converted into a subordinated note for $2,493,778 upon expiration of the PSA on August 31, 2007.  The note accrues interest at the rate of 8% per annum and is due on the later of (i) the date upon which all of the senior indebtedness has been paid in full and (ii) December 29, 2007.

Bruner Trust Subordinated Debt.  In order to satisfy the Company’s obligations under other outstanding debts and to cover general working capital needs, the Company has issued 16 separate subordinated unsecured promissory notes for a total of $12,600,000 to the Bruner Trust, a related party.  One of the trustees of the Bruner Trust is Marc E. Bruner, the president and a director of the Company.  The Company anticipates that it will borrow an additional $1,500,000 from the Bruner Trust prior to completing the conversion of the Subordinated Debts into Common Stock.  Interest accrues at the rate of 8% per annum and the notes mature as summarized below or the time at which the Company’s senior indebtedness has been paid in full.  In October 2006, the Bruner Trust acquired the remaining balance, together with accrued interest, of a promissory note originally issued to DAR LLC.  The note, in the amount of $2,049,728 accrues interest at the rate of 12% per annum.

The following table details the issue dates, due dates, and principal amounts of the Bruner Trust Subordinated Debts, including the anticipated additional borrowings that the Company may undertake:

Issue Date	Due Date	Amount
January 14, 2004	June 30, 2007	$2,049,728
September 28, 2006	January 26, 2007	2,500,000
November 1, 2006	March 1, 2007	1,000,000
November 13, 2006	March 13, 2007	500,000
November 30, 2006	March 30, 2007	1,500,000
January 31, 2007	May 31, 2007	500,000
February 28, 2007	June 28, 2007	900,000
March 30, 2007	July 28, 2007	1,350,000
April 26, 2007	August 24, 2007	1,200,000
May 4, 2007	September 1, 2007	450,000
May 31, 2007	September 28, 2007	600,000
June 29, 2007	October 27, 2007	750,000
August 22, 2007	December 20, 2007	125,000
August 29, 2007	December 27, 2007	250,000
September 12, 2007	January 10, 2008	125,000
September 28, 2007	January 26, 2008	600,000
October 11, 2007	February 8, 2008	250,000
November 15, 2007 (1)	March 14, 2008 (1)	750,000	(1)
December 15, 2007 (1)	April 13, 2008 (1)	750,000	(1)
		$16,149,728

__________________
(1)    The Company anticipates that it will borrow these additional funds from the Bruner Trust upon the same terms as the previous notes.

Accrued Interest.  The Subordinated Debts have accrued interest that will also be converted into Common Stock in lieu of cash payments.  The following table summarizes the Subordinated Debts and the accrued interest calculated through December 31, 2007.

Galaxy Energy Corporation Proxy Statement

	Principal		Accrued Interest as of December 31, 2007		Total
March 2005	$7,695,000		$3,074,311		$10,769,311
April and June 2006	7,000,000		1,720,890		8,720,890
Bruner Trust (1)	16,149,728	(1)	1,390,899	(1)	17,540,627	(1)
PetroHunter	2,493,778		66,683		2,560,461
	$33,338,506		$6,252,783		$39,591,289

____________
(1)      Assumes an additional $1,500,000 borrowed in November and December, 2007.

Why The Company Needs Shareholder Approval

Section 713 of the AMEX Company Guide requires shareholder approval for the sale, issuance, or potential issuance of common stock (or securities convertible into, or exercisable for, common stock) representing 20% or more of an issuer’s common stock or voting power outstanding before such issuance at a price below the greater of the common stock’s book or market value.  The Company is soliciting shareholder approval of the issuance of shares of Common Stock upon conversion of, or in lieu of cash payments on, the Subordinated Debs, to the extent such issuance would equal or exceed 20% of the Company’s outstanding Common Stock.

Management has held preliminary discussions with some of the Subordinated Debt holders and believes that the Subordinated Debts can be converted at $0.10 per pre-Reverse Stock Split share, or $2.00 per share after the Reverse Stock Split.  However, after reviewing the market prices of the Common Stock for the last 6 months, management believes that the following range of pre-Reverse Stock Split prices could apply to the conversion of the Subordinated Debts:
	Low Estimate	Closing Trading Price on October 16, 2007	Targeted Price	High Estimate
Pre-Reverse Stock Split Price Per Share	$0.06	$0.087	$0.10	$0.12
Post-Reverse Stock Split Price Per Share	$1.20	$1.74	$2.00	$2.40
Estimated Principal and Interest to be Converted as of December 31, 2007	$39,591,289	$39,591,289	$39,591,289	$39,591,289

Number of Shares of Common Stock Needed for Conversion	32,992,741	22,753,614	19,795,645	16,496,371

Number of Issued and Outstanding Shares Post-Reverse Stock Split	4,183,099	4,183,099	4,183,099	4,183,099
Total Shares Issued and Outstanding after the Reverse Stock Split and Conversion of Subordinated Debts	37,175,840	26,936,713	23,978,744	20,679,470

These estimates are given to illustrate the possible effects of the conversion of the Subordinated Debts and are for informational purposes only.  If the Company obtains shareholder approval, there is no limit on the number of shares that could be issued upon conversion of, or in lieu of cash payments on, the Subordinated Debts, and such issuance of shares of Common Stock will no longer be subject to shareholder approval under Section 713 of the AMEX Company Guide.  If the Company does not obtain shareholder approval, the Company will not be able to issue any shares representing 20% or more of the outstanding Common Stock due to restrictions relating to Section 713.

Galaxy Energy Corporation Proxy Statement

If the Company is unable to convert the Subordinated Debts into Common Stock, it is unlikely that the Company will be able to make all required payments of principal and interest to the Subordinated Debt holders according to the terms of the various notes outstanding.  The Subordinated Debt holders would have the right, under such circumstances, to require the Company to redeem in cash the remaining balance of the Subordinated Debts and accrued interest, with respect to which shares cannot be issued, as they become due.  There is no assurance that the Company would have sufficient cash at such time to make such a redemption.  The Company does not currently have sufficient cash to redeem the various Subordinated Debts as they become due.  Without the ability to redeem the Subordinated Debts with cash or convert them into Common Stock, the Company will default on its obligations under the Subordinated Debts and will no longer be able to maintain its operations.

Procedure for Converting the Subordinated Debts

The Company must negotiate with each Subordinated Debt holder to accept Common Stock in lieu of cash payments for principal and interest due on the Subordinated Debts.  The Company contemplates that the negotiated conversion price of all the subordinated debts will be the same and will approximate or exceed the trading price of the Common Stock on AMEX after the Reverse Stock Split.  Upon reaching agreement with a Subordinated Debt holder, the total principal and interest due under that holder’s debt instrument will be calculated as of the conversion day and divided by the agreed upon per share conversion price.  The number of shares derived by this formula will be rounded up to the nearest whole share.

Although management does not anticipate issuing more than 32,992,741 post-Reverse stock Split shares, no assurance can be given that the conversion price negotiated with the Subordinated Debt holders will not fall below the Low Estimate detailed above.  If the negotiated conversion price falls below the Low Estimate, the Company may be required to issue more than 32,992,741 post-Reverse stock Split shares of Common Stock to convert the Subordinated Debts into equity.  If the Company obtains shareholder approval, there is no limit on the number of shares that could be issued upon conversion of, or in lieu of cash payments on, the Subordinated Debts.

The holders of the Subordinated Debts are not obligated to convert the principal and interest due to them into Common Stock.  While the March 2005 and the April and June 2006 Subordinated Debts are convertible by their terms, those terms do not require the conversion contemplated by this proxy statement.  Some Subordinated Debt holders may not accept the Company’s offer to convert their instruments at the negotiated per share conversion price or may not accept conversion in any situation.  In the event a Subordinated Debt holder will not convert the principal and interest owed to it into Common Stock, the Company may have to make a cash payment to redeem all or a portion of such Subordinated Debts.  There can be no assurance that the Company will have the cash necessary to make such a redemption.

Based on preliminary discussions with some of the holders of the Subordinated Debts, management believes a large portion of the Subordinated Debt holders will accept the negotiated conversion price and accept Common Stock in lieu of cash payments on the outstanding principal and interest due to them.

Changes in Control

The issuance of Common Stock to convert the Subordinated Debts will concentrate control of the Company in the Bruner Trust.  Marc E. Bruner is one of the trustees of the Bruner Trust and is the president and a director of the Company.  Of the Subordinated Debts, the Bruner Trust will hold approximately $17,540,627 of accumulated interest and principal, assuming the Company borrows an additional $1,500,000 of principal in November and December, 2007.

Galaxy Energy Corporation Proxy Statement

The following calculations and percentages are for illustration purposes only.  Assuming conversion of all the Subordinated Debts at $2.00 per post-Reverse Stock Split share and a conversion date of December 31, 2007, the Company will issue approximately 19,795,645 post-Reverse Stock Split shares of Common Stock to convert the Subordinated Debts.  Of these shares, approximately 8,770,314 will be issued to the Bruner Trust.  Marc E. Bruner would then beneficially own and control approximately 37% of the issued and outstanding post-Reverse Stock Split shares of Common Stock.  Marc E. Bruner’s control of these shares would be shared with the other trustees of the Bruner Trust.  Marc E. Bruner’s beneficial ownership position in connection with his position as president and a director of the Company will give him a significant controlling position in the Company after conversion of the Subordinated Debts.

There are no arrangements or understandings among the holders of the Subordinated Debts with respect to any matters relating to the Company.

Potential Dilution And Market Consequences

The issuance of shares of Common Stock upon Conversion of the Subordinated Debts will substantially dilute the interests of the Company’s other shareholders.  The Subordinated Debts will have an aggregate outstanding principal and interest balance of $39.5 million as of December 31, 2007.  To the extent the holders convert the Subordinated Debts and then sell the shares of the Company’s Common Stock they receive upon conversion, the Company’s stock price could decrease due to the additional amount of shares available in the market.  The subsequent sales of these shares could encourage short sales by the Company’s shareholders and others, which could place further downward pressure on the Company’s stock price.

Dissenters’ Appraisal Rights

Pursuant to the Colorado Revised Statutes Section 7-113-102, shareholders are not entitled to an appraisal and purchase of their Common Stock due to the issuance of shares to convert the Subordinated Debts into equity.

Where You Can Find Additional Information

The terms of the Subordinated Debts are varied and complex and only briefly summarized in this proxy statement.  Shareholders wishing further information concerning the rights, preferences and terms of the convertible notes and warrants are referred to the documents filed as exhibits to the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA

The table sets forth selected financial data, derived from the consolidated financial statements, regarding our financial position and results of operations as of the dates indicated.

	Year ended November 30,
	2006	2005	2004	2003	From Inception (June 18, 2002) to November 30, 2002
Summary of Operations:
Revenue	$1,274,116	$1,538,342	$122,455	$-	$-
Lease operating costs	781,136	965,069	59,247	-	-
General & administrative expense	5,016,534	5,316,588	3,517,218	2,095,495	1,140,066
Depreciation, depletion and amortization	779,446	1,887,074	76,390	685	-
Impairment of oil and gas properties	1,328,432	5,273,795	-	-	-
Net (loss)	(26,163,107)	(24,876,200)	(9,831,104)	(2,579,595)	(1,140,066)
Net (loss) per share	(0.36)	(0.37)	(0.18)	(0.08)	(0.04)

Galaxy Energy Corporation Proxy Statement

	As of November 30,
	2006	2005	2004	2003	2002
Balance Sheet:
Working capital (deficiency)	$(19,868,880)	$(7,085,181)	$(626,108)	$1,756,776	$(1,012,916)
Cash and cash equivalents	608,180	1,328,469	10,513,847	2,239,520	41,320
Oil and gas properties, net	44,793,140	44,358,725	37,491,529	2,799,720	873,797
Total assets	47,760,258	48,459,378	49,648,165	5,655,433	954,359
Long-term debt	16,881,267	11,188,252	10,915,928	2,483,557	50,000
Stockholders’ equity	7,919,911	25,418,378	26,681,207	2,634,559	(149,897)

INCORPORATION BY REFERENCE

The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  You may read and copy any document filed at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  The Company’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov/.

Included in the information available and incorporated in this proxy statement by reference are (i) audited financial statements of the Company as of November 30, 2006 and 2005, which are contained in the Company’s Form 10-K for the fiscal year ended November 30, 2006; and (ii) unaudited financial statements of the Company as February 28, 2007, May 31, 2007, and August 31, 2007, and which are contained in the Company’s Forms 10-Q for the quarterly periods ended February 28, 2007, May 31, 2007, and August 31, 2007.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director or officer, or associate of any director or officer or any other person has any substantial interest in, direct or indirect, by security holdings or otherwise, or will receive extra or special benefit from Proposals 1 and 2 which is not shared on a pro rata basis by all other holders of securities of the same class in accordance with their respective interests.  In particular, it is anticipated that the Bruner Trust will receive the same conversion price per share as all other Subordinated Debt holders.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Only holders of record of Common Stock at the close of business on November 1, 2007, the record date for the meeting, are entitled to notice of and to vote at the meeting or any adjournment(s) thereof.  The presence of a majority of the Common Stock outstanding on the record date is necessary to constitute a quorum.  On the record date for the meeting, there were issued and outstanding 83,661,968 shares of Common Stock.  At the meeting, each shareholder of record on the record date will be entitled to one vote for each share registered in such shareholder’s name on the record date.  The following table provides certain information as to the share ownership of officers and directors individually and as a group, and the holders of more than 5% of our Common Stock as of November 1, 2007:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Marc A. Bruner 29 Blauenweg Metzerlen, Switzerland 4116	11,701,799 (3)	14.0%
Resource Venture Management 29 Blauenweg Metzerlen, Switzerland 4116	4,899,525	5.9%

Galaxy Energy Corporation Proxy Statement

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Bruner Group, LLP 1775 Sherman Street #1375 Denver, Colorado 80203	4,500,000	5.4%
Marc E. Bruner	2,127,500 (4)	2.5%
Cecil D. Gritz	533,750 (5)	*
Dr. James Edwards	300,000 (6)	*
Robert Thomas Fetters, Jr.	240,000 (7)	*
Nathan C. Collins	240,000 (7)	*
Christopher S. Hardesty	211,000 (8)	*
Ronald P. Trout	60,000 (9)	*
All officers and directors as a group (7 persons)	3,712,250 (10)	4.5%
*less than one percent (1%)
__________________
(1)
To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)
This table is based on 83,661,968 shares of Common Stock outstanding as of November 1, 2007.  If a person listed on this table has the right to obtain additional shares of Common Stock within sixty (60) days from November 1, 2007, the additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(3)
Included in Mr. Bruner’s share ownership are shares owned of record by Resource Venture Management and Bruner Group, LLP.  Mr. Bruner is a control person of both these entities.  Also included in Mr. Bruner’s share ownership are 203,390 shares issuable upon exercise of warrants.

(4)	Includes 627,500 shares issuable upon exercise of stock options.
(5)	Includes 533,750 shares issuable upon exercise of stock options.
(6)	Includes 300,000 shares issuable upon exercise of stock options.
(7)	Includes 240,000 shares issuable upon exercise of stock options.
(8)	Includes 195,000 shares issuable upon exercise of stock options.
(9)	Includes 60,000 shares issuable upon exercise of stock options.
(10)	Includes 2,196,250 shares issuable upon exercise of stock options.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

If a shareholder intends to present a proposal for action at the Company’s 2008 annual meeting and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must have been submitted in writing and received by the Company by February 29, 2008.  Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.

For any proposal that is not submitted for inclusion in the proxy statement for the 2008 annual meeting but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management of the Company to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on February 29, 2008 and advises shareholders in the proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) the Company does not receive notice of the proposal prior to the close of business on February 29, 2008.

Galaxy Energy Corporation Proxy Statement

Solicitation of Proxies may be made by mail, personal interview or telephone by officers, directors and regular employees of the Company.  The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses.  In addition, the Company has retained Georgeson Inc. to assist in solicitation for a fee estimated not to exceed $55,000, not including out-of-pocket expenses.  The Company will bear all costs of solicitation.

The Company will provide, by first class mail or other equally prompt means, a copy of the information that is incorporated by reference in the proxy statement, without charge, to each person to whom a proxy statement is delivered upon written or oral request within one day of receipt of such request.  Requests for such information may be directed to Galaxy Energy Corporation, Attention: Corporate Secretary, 1331 – 17th Street, Suite 1050, Denver, Colorado 80202, telephone (303) 293-2300.

GALAXY ENERGY CORPORATION

Denver, Colorado	Marc E. Bruner
[MAILING DATE]	President and Chief Executive Officer

Galaxy Energy Corporation Proxy Statement

FORM OF PROXY
GALAXY ENERGY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Marc E. Bruner and Christopher S. Hardesty, and either of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, $0.001 par value per share (“Common Stock”), of Galaxy Energy Corporation, standing in the name of the undersigned at the close of business on November 1, 2007, at the special meeting of shareholders to be held on December 14, 2007, at Denver, Colorado, and at any adjournment thereof and especially to vote on the items of business specified herein, as more fully described in the notice of the meeting dated [MAILING DATE], and the proxy statement accompanying the same, the receipt of which is hereby acknowledged.

This proxy when duly executed will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2.

PLEASE MARK YOUR VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY.  ☒

1.           Proposal to approve a reverse split the Company’s issued and outstanding Common Stock at a ratio of 20-to-1; any block of 20 shares of Common Stock held by a shareholder will be converted into one share of Common Stock and fractional shares will be rounded up to the nearest whole share in lieu of issuing fractional shares.

FOR	☐	AGAINST	☐	ABSTAIN	☐

2.           Proposal to approve the issuance of shares of Common Stock upon conversion of the Company’s Subordinated Debts, in lieu of cash payments of the principal and interest on such Subordinated Debts, to the extent that such issuance requires shareholder approval under the rules of the American Stock Exchange.

FOR	☐	AGAINST	☐	ABSTAIN	☐

3.           In their discretion, the undersigned hereby authorizes the proxies to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

FOR	☐	AGAINST	☐	ABSTAIN	☐

AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all action that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof.

Signature 1 Please keep signature within the box	Signature 2 Please keep signature within the box	Date (mm/dd/yyyy)

NOTE: This proxy should be signed exactly as name appears hereon.  Joint owners should both sign.  If signed as attorney, executor, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate full title or capacity.  Please complete, date and return it in the enclosed envelope, which requires no postage if mailed in the United States.